Exhibit 10.1

JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York 10022	PNC BANK, NATIONAL ASSOCIATION PNC CAPITAL MARKETS LLC 4720 Piedmont Row Drive, Suite 200 Charlotte, North Carolina 28210

CONFIDENTIAL

October 30, 2013

COMMITMENT LETTER

Internap Network Services Corporation
One Ravinia Drive, Suite 1300

Atlanta, Georgia 30346

Attention: J. Eric Cooney, President and Chief Executive Officer

Re:       Acquisition of Groupe iWeb Inc.

Ladies and Gentlemen:

You have advised Jefferies Finance LLC (“Jefferies Finance”), PNC Bank, National Association (“PNC”) and PNC Capital Markets LLC (“PNC Capital Markets” and, collectively with PNC and Jefferies Finance, the “Commitment Parties”, “we” or “us”) that Internap Network Services Corporation, a Delaware corporation (the “Acquiror” or “you”), intends to acquire (through a wholly-owned subsidiary) (the “Acquisition”) all of the issued and outstanding capital stock of Groupe iWeb Inc. (also known as iWeb Group Inc.), a corporation organized under the laws of Quebec (the “Target” and, together with its subsidiaries, the “Acquired Business”), from its existing equity holders (collectively, the “Seller”) and to refinance (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees and security in respect thereof being released) all of the existing funded indebtedness (the “Existing Debt”) of the Acquiror and its subsidiaries and the Acquired Business (the “Refinancing”). Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit.

You have advised us that the total purchase price for the Acquisition (including fees, commissions and expenses and the Refinancing) (the “Purchase Price”) will be financed from the proceeds of a $300.0 million senior secured first lien term loan facility having the terms set forth in Exhibit A hereto (the “Term Loan Facility”). You also requested a $50.0 million senior secured first lien revolving credit facility having the terms set forth in Exhibit A hereto (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”).

The transactions described in the foregoing paragraph are referred to as the “Debt Financing” and, together with the Acquisition and the Refinancing and the payment of all related fees, commissions and expenses are collectively referred to as the “Transactions.” You and your subsidiaries (including the Target and its subsidiaries) are referred to herein as the “Company.” As used in this Commitment Letter and the other Debt Financing Letters (as defined below), the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

1.          The Commitments.

In connection with the foregoing, (x) Jefferies Finance is pleased to inform you that it hereby commits directly or through one or more of its affiliates, to provide 60% of the Term Loan Facility and 50% of the Revolving Credit Facility and (y) PNC is pleased to inform you that it hereby commits directly or through one or more of its affiliates, to provide 40% of the Term Loan Facility and 50% of the Revolving Credit Facility. The commitments of Jefferies Finance and PNC are several and not joint.

The commitments described in this Section 1 are collectively referred to herein as the “Commitments.” Each applicable Commitment Party’s obligation to the Borrower to fund the Facilities on the Closing Date is subject only to the specified closing conditions set forth in this letter (including the exhibits, schedules and annexes hereto, collectively, this “Commitment Letter”) among you and each of us. Notwithstanding anything to the contrary in this Commitment Letter or the fee letter dated as of the date hereof (the “Fee Letter” and, together with this Commitment Letter, the “Debt Financing Letters”), among you and each of us, except as otherwise set forth in Exhibit A and Exhibit B hereto, the terms of this Commitment Letter are intended as an outline of certain of the material provisions of the Facilities, but do not include all of the terms, covenants, representations, warranties, default clauses and other provisions that will be contained in the definitive documents relating to the Debt Financing, which shall be prepared by our counsel (collectively, the “Definitive Debt Documents”); provided that there shall be no closing condition to the Facilities contained in the Definitive Debt Documents that is not specifically set forth in Section 3 hereof or on Exhibit B to this Commitment Letter, and the only closing conditions to the Facilities shall be those specifically set forth in Section 3 hereof and on Exhibit B hereto. No party hereto has been authorized by us to make any oral or written statements or representations that are inconsistent with the Debt Financing Letters.

2.          Titles and Roles. As consideration for the Commitments, you hereby retain and will cause your affiliates to retain (i) Jefferies Finance and PNC Capital Markets or their respective designees approved by you to act as joint lead arrangers and joint bookrunners in connection with the Facilities (in such capacities, each an “Arranger” and, together the “Arrangers”), (ii) Jefferies Finance or its designees approved by you to act as sole administrative agent and sole collateral agent in connection with the Facilities and (iii) PNC Bank or its designees approved by you to act as syndication agent in connection with the Facilities. It is further agreed that Jefferies Finance will have “left side” designation and shall appear on the top left of any offering or marketing materials in respect of the Facilities and shall hold the leading role and responsibilities associated with such designation, including maintaining sole “physical books” and syndication rights in respect of the Facilities and PNC Capital Markets will have “right side” designation and shall appear on the top right of any offering or marketing materials in respect of the Facilities. You further agree that  no other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid in connection with the Facilities, unless mutually agreed by you and each of us.

3.          Conditions Precedent. The closing of the Facilities and the making of the initial loans and other extensions of credit under the Facilities on the Closing Date are conditioned solely upon satisfaction or waiver by us of each of the following conditions: (i) since the date of the Purchase Agreement, no Material Adverse Effect (as defined below) shall have occurred, (ii) since August 31, 2013 there shall not have occurred a Material Adverse Effect and (iii) the Specified Purchase Agreement Representations (as defined below) shall be true and correct in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) and (iii) the other conditions expressly set forth in Exhibit B to this Commitment Letter.

For purposes hereof, “Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has or could reasonably be expected to have a materially adverse effect on the business, assets, liabilities, capitalization, condition (financial or other) or results of operations of the Company and the Acquired Business, taken as a whole, except (i) relating to general political, economic or financial conditions or the securities markets in North America or to any natural disaster or epidemic or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (ii) relating to conditions generally affecting the industry in which the Company or the Acquired Business operate or the markets for any of the Company’s or the Acquired Business’s products or services, (iii) relating to any failure by the Company or the Acquired Business to meet any forecasts, projections or earnings guidance or expectations provided or released by the Company or the Acquired Business, (iv) relating to changes in IFRS or GAAP, (v) resulting from (a) the announcement or pendency of the transactions contemplated by the Transaction Documents or other communication by the Acquiror or any of its Affiliates of its plans or other intentions with respect to the business of the Acquired Business, or (b) compliance with the terms of the Purchase Agreement; and (vi) relating to changes, after the date hereof, in applicable Laws or the interpretation thereof, except, in the case of clauses (i), (ii), (iv), and (vi), to the extent specifically related to or disproportionately impacting the Company or the Acquired Business. Defined terms used in this paragraph without definition shall have the meanings ascribed thereto in the Purchase Agreement.

Notwithstanding anything in the Debt Financing Letters, the Definitive Debt Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties relating to the Acquired Business the accuracy of which shall be a condition to the availability of the Facilities and the making of the initial loans and other extensions of credit on the Closing Date shall be (A) such of the representations and warranties with respect to the Acquired Business in the Purchase Agreement as are material to the interests of the Lenders or the Arrangers, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Purchase Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties (as determined without giving effect to any waiver, amendment or other modification thereto) (collectively, the “Specified Purchase Agreement Representations”), (B) the Specified Representations (as defined below) and (C) paragraph 9 of Exhibit B to this Commitment Letter and (ii) the terms of the Definitive Debt Documents shall be in a form such that they do not impair availability of the Facilities and the making of the initial loans and other extensions of credit on the Closing Date if the conditions expressly set forth in this Section 3 of the Commitment Letter and the other conditions expressly set forth in Exhibit B to this Commitment Letter are satisfied or waived by us (it being understood that, to the extent any Collateral (other than to the extent that a lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code, the Personal Property Security Act or the Civil Code of Quebec, (y) by the delivery of stock certificates of the Borrower and its domestic subsidiaries and, upon the consummation of the Acquisition, the Borrower’s Canadian subsidiaries which are required to be delivered under Exhibit A to this Commitment Letter or (z) by the filing of a security agreement on the applicable form with the United States Patent and Trademark Office or the United States Copyright Office) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities and the making of the initial loans and other extensions of credit on the Closing Date, but shall be required to be perfected within 60 days after the Closing Date (subject to extensions granted by the Administrative Agent, in its sole discretion). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Definitive Debt Documents relating to corporate or other organizational existence, organizational power and authority (as to execution, delivery and performance of the applicable Definitive Debt Documents), the due authorization, execution, delivery and enforceability of the applicable Definitive Debt Documents, solvency of the Acquiror and its subsidiaries on a pro forma consolidated basis on the Closing Date, no conflicts entering into and performance of the Definitive Debt Documents with charter documents, material laws or material agreements, Federal Reserve margin regulations, FCPA, Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Investment Company Act and, subject to permitted liens and the limitations set forth in the prior sentence, the creation, validity, perfection and priority of security interests in the Collateral. This paragraph shall be referred to herein as the “Certain Funds Provision”.

4.          Syndication.

(a)          The Arrangers reserve the right, at any time after the date hereof and prior to or after execution of the Definitive Debt Documents, to syndicate all or part of their Commitments to banks, financial institutions and other entities identified by Jefferies Finance in consultation with PNC Capital Markets and you and, with respect to the Revolving Credit Facility only, subject to your prior consent (such consent not to be unreasonably withheld, delayed or conditioned) (collectively, with Jefferies Finance and PNC, the “Lenders”). The Commitments of each applicable Commitment Party shall be reduced dollar-for-dollar as and when corresponding commitments are received from any Lenders; provided that, no such reduction shall relieve such Commitment Party of its obligation to fund on the Closing Date the portion of its Commitments so reduced to the extent any Lender fails, upon satisfaction or waiver of all conditions to such Lender making its initial extensions of credit on the Closing Date as set forth or referred to in Section 3 above, to fund its commitment on the Closing Date; provided, further, that unless you agree in writing, we shall retain exclusive control over the rights and obligations with respect to our respective Commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred. Jefferies Finance will exclusively manage all aspects of any such syndication in consultation with PNC Capital Markets and you, including decisions as to the selection of prospective Lenders to be approached, when they will be approached, when their commitments will be accepted, which prospective Lenders will participate (subject to your rights under the first sentence of this paragraph), the allocation of the commitments and naming rights among the Lenders, and the amount and distribution of fees to Lenders. To assist us in the syndication efforts, you agree to furnish, prepare and provide (and to use your commercially reasonable efforts to cause the Acquired Business to prepare and provide) to us all customary information with respect to the Company, the Transactions and the other transactions contemplated hereby, including such Projections (defined below) as any of us may reasonably request in connection with the syndication of the Commitments; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to prepare and provide us with such information.

(b)          We intend to commence syndication efforts promptly upon your execution of this Commitment Letter, and you agree to assist us until the date that is the earlier of (i) 90 days after the Closing Date and (ii) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved but in no event shall such date be earlier than the Closing Date (such earlier date referred to in clause (i) and (ii), the “Syndication Date”). Such assistance shall include:

(i)          your using commercially reasonable efforts to ensure that syndication efforts benefit from your and the Acquired Business’ existing relationships with financial institutions,

(ii)         your providing, if requested, direct contact between your senior management, representatives and advisors, on the one hand, and the senior management representatives and advisors of the proposed Lenders, on the other hand (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, your causing direct contact between senior management, representatives and advisors of the Acquired Business on the one hand, and the proposed Lenders, on the other hand),

(iii)        your assistance (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, your causing the Acquired Business to assist) in the preparation of a customary confidential information memoranda (the “Confidential Information Memorandum”), and other marketing materials to be used in connection with the syndication of our Commitments (together with the Confidential Information Memorandum, the “Materials”) and including any versions of the Materials required pursuant to paragraph (c) below,

(iv)        your providing to us of copies of any due diligence reports or memoranda prepared at your direction or any of your affiliates by legal, accounting, tax or other third party advisors in connection with the Acquisition, subject to the delivery by us to you and to any such preparers of customary non-disclosure agreements as shall be reasonably requested,

(v)         your causing us to receive for distribution to the prospective Lenders, at least three business days prior to the Closing Date, a copy of the credit agreement in respect of the Facilities in the form agreed to by the Arrangers and the Borrower,

(vi)        your using commercially reasonable efforts to obtain prior to the commencement of the Marketing Period a public corporate rating and a corporate family rating (but no specific rating in either case) for the Borrower from each of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and public facility ratings (but not a specific ratings) from each of S&P and Moody’s for the Facilities, and

(vii)       your hosting with us (and to the extent any of us requests that senior management or representatives of the Target attend, you shall use your commercially reasonably efforts to cause them to attend) of meetings with prospective Lenders during regular business hours at such times and in such places as mutually agreed.

(c)          You agree, at Jefferies Finance’s request, to assist in the preparation of a version of any Materials consisting exclusively of information and documentation that is either (i) publicly available or would be publicly available if Acquiror were a public reporting company or (ii) not material with respect to the Company, its affiliates or any of its or their respective securities for purposes of United States federal and state securities laws (such information and Materials, “Public Information”). In addition, you agree that, unless specifically labeled “Public – Contains Only Public Information,” all Materials disseminated to potential Lenders in connection with the syndication of the Facilities, whether through an Internet website, electronically, in presentations, at meetings or otherwise, will contain Material Non-Public Information. Any information and documentation that is not Public Information is referred to herein as “Material Non-Public Information.” It is understood that in connection with your assistance described above, authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, it being understood that the authorization letter for Public Information shall contain a representation by you to the Lenders that the Public Information does not include any such Material Non-Public Information and each letter shall contain a customary “10b-5” representation. You acknowledge and agree that the following documents contain and shall contain solely Public Information (unless you notify us promptly that any such document contains Material Non-Public Information): (i) drafts and final term sheets and Definitive Debt Documents with respect to the Facilities, (ii) administrative materials prepared by us for prospective Lenders (including a lender meeting invitation, Lender allocations, if any, and funding and closing memoranda), and (iii) term sheets and notification of changes in the terms of the Facilities. If reasonably requested by us, you shall identify Public Information by clearly and conspicuously marking the same as “Public – Contains Only Public Information.”

(d)          You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents and draft or final offering materials relating to contemporaneous securities issuances by the Company) may, subject to the limitations in Section 9 of this Commitment Letter, be disseminated for syndication purposes in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions). Without limiting the foregoing, you authorize, and will obtain contractual undertakings from the Acquired Business to authorize, the use of your and its logos in connection with any such dissemination. You further agree that, at its expense, either Arranger may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as such Arranger may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Company and its affiliates (or any of them), (ii) our and our affiliates’ titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions.

5.          Information. You shall represent and warrant on the Closing Date that (and, with respect to the Target and its subsidiaries, to the best of your knowledge that):

(a)          all written information (excluding, for this purpose, all immaterial information, but, in all events, including the Materials) and data other than the Projections (as defined below), forward-looking information and information of a general economic or industry-specific nature (including the Materials, the “Information”) that has been or will be made available to us by or on behalf of you or any of your representatives with respect to the Company is or will be, when furnished, when taken as a whole, complete and correct in all material respects,

(b)          none of the Information, when taken as a whole, shall, when furnished or on the Closing Date and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading, taken as a whole, in light of the circumstances under which such statements are made, and

(c)          all projections and other forward-looking information that have been or will be made available to any of us by or on behalf of you or any of your or its respective representatives (collectively, the “Projections”) have been or will be prepared in good faith based upon (i) accounting principles consistent with the most recent historical audited financial statements of the Acquired Business and (ii) assumptions that are believed by you to be reasonable at the time made (it being understood that any such Projections are not to be viewed as facts, are not a guarantee of financial performance and are subject to uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material).

You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect (other than in any immaterial respect) if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, at such time, supplement promptly such Information and/or Projections, as the case may be, in order that such representations and warranties (and with respect to the Target and its subsidiaries prior to the Closing Date, to the best of your knowledge) will be correct in all material respects under those circumstances.

You shall be solely responsible for Information, including the contents of all Materials. We (i) will be relying on Information and data provided by or on behalf of you or the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information and data and (iii) will not make an appraisal of your assets or liabilities or the Acquired Business.

6.          Clear Market. You agree that, from the date hereof until the Syndication Date, you will not, and you will use commercially reasonable efforts not to permit the Acquired Business or any of your or its respective affiliates to, directly or indirectly, (i) syndicate, place, sell or issue, (ii) attempt or offer to syndicate, place, sell or issue, (iii) announce or authorize the announcement of the syndication, placement, sale or issuance of, or (iv) engage in discussions concerning the syndication, placement, offering, sale or issuance of, any debt facility, or debt security of you, the Acquired Business or any of your or its respective affiliates (other than the Debt Financing contemplated hereby), including any renewals or refinancings of any existing debt facility, without each Arranger’s prior written consent; provided, however, that the foregoing shall not apply to (i) borrowings under existing credit facilities, and (ii) other immaterial indebtedness not to exceed $5.0 million in the aggregate incurred in the ordinary course of business.

7.          Fees and Expenses. As consideration for the Commitments and our other undertakings hereunder, you hereby agree to pay or cause to be paid to us the fees, expenses and other amounts set forth in the Debt Financing Letters.

8.          Indemnification and Waivers. You agree to indemnify and hold harmless each of us, the Lenders and each of our and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, partner, representative and assign of each of the foregoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, actual losses, damages, liabilities or proceedings of any kind or nature whatsoever (each a “Claim”) which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Debt Financing Letters, the Facilities, the use of proceeds thereof, the Transactions or the other transactions contemplated hereby or thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse the Indemnified Persons upon demand for any reasonable and documented legal or other out-of-pocket expenses (but limited, in the case of legal fees and expenses, to one firm for the Indemnified Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and one special regulatory counsel in respect of any relevant regulations, in each case, for all such persons and, solely in the case of any conflict of interest, one additional local counsel to all affected Indemnified Persons taken as a whole)) incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding; provided, however, that such indemnity agreement shall not, as to any Indemnified Person, apply to (i) disputes solely between or among the Indemnified Persons or disputes solely between or among Indemnified Persons and their respective affiliates, other than disputes arising out of any act or omission on the part of you, your subsidiaries or the Acquired Business, it being understood and agreed that the indemnification in this Commitment Letter shall extend to disputes between or among the Arrangers, on the one hand, and one or more Lenders, or one or more of their affiliates, on the other hand, or (ii) any portion of any Claim of an Indemnified Person to the extent such Claim is determined by a final judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence or willful misconduct of such Indemnified Person or (B) the material breach of a material obligation of such Indemnified Person under this Commitment Letter. In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Target, any of your or their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Debt Financing Letters, the Facilities or any of the Transactions are consummated.

Notwithstanding any other provision of the Debt Financing Letters, (i) no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission and (ii) no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.

You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any indemnified person is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Person hereunder whether or not such indemnified person is a party to any Debt Financing Letter, unless (i) such indemnified person and each other Indemnified Person from which such Indemnified Person could have sought indemnification or contribution have given their prior written consent, which may be given or withheld in their sole discretion or (ii) the settlement, compromise, consent or termination (A) includes an express unconditional release of all indemnified persons and their respective affiliates from all losses, claims, damages and liabilities, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim and (B) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

9.          Confidentiality. This Commitment Letter and the Fee Letter are each delivered to you on the understanding that neither this Commitment Letter, the Fee Letter, the existence of this Commitment Letter or the Fee Letter nor any of their terms or substance will be disclosed, directly or indirectly, to any other person or entity except (a) as required by applicable law or compulsory legal process (in which case you agree to inform each of us promptly thereof and to cooperate with each of us in securing a protective order in respect thereof to the extent lawfully permitted to do so), (b) to you and your officers, directors, employees, stockholders, attorneys, accountants and advisors on a confidential basis and only in connection with the Transactions, (c) the Term Sheets may be disclosed to rating agencies in connection with their review of the Facilities or the Company, (d) the information contained in this Commitment Letter (but not that contained in the Fee Letter) may be disclosed in any Confidential Information Memorandum or in connection with the syndication of the Facilities, (e) this Commitment Letter (but not the Fee Letter) may be disclosed to the Acquired Business, the Seller and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis and only in connection with the Transactions, (f) this Commitment Letter and the information contained in this Commitment Letter (but not the Fee Letter) may be disclosed (i) to the extent required by the applicable rules of any national securities exchange, and/or (ii) to the extent required by applicable federal securities laws, in connection with any Securities and Exchange Commission filings relating to the Acquisition and (g) to the extent portions thereof have been redacted in a manner reasonably agreed by us, you may disclose the Fee Letter and each of the contents thereof to the Acquired Business, the Seller and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis and only in connection with the Transactions. You may also disclose, on a confidential basis, the aggregate amount of fees payable under the Fee Letter as part of a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with the syndication of the Facilities.

Each Commitment Party and its affiliates shall use all information received by it and them from you, the Acquired Business or your or its respective affiliates and representatives in connection with the Transactions solely for the purposes of providing the services contemplated by this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to Moody’s and S&P, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations (in which case we will promptly notify you, in advance, to the extent permitted by law, rule or regulation), (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over any Commitment Party or any of its affiliates or upon the good faith determination by counsel of any Commitment Party that such information should be disclosed in light of ongoing oversight or review by any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of us (collectively, “Representatives”) on a reasonable “need-to-know” basis in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of the Commitment Parties’ respective affiliates, or Representatives of such affiliates (provided that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and each Commitment Party shall be responsible for its affiliates’ and its affiliates’ Representatives’ compliance with this paragraph) solely in connection with the Transactions, (g) to the extent any such information is or becomes publicly available other than by reason of disclosure by any Commitment Party, its affiliates or Representatives in breach of this Commitment Letter and (h) to establish a “due diligence” defense, if applicable; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lenders or prospective Lenders or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. Our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Definitive Debt Documents upon the execution and delivery thereof and in any event shall terminate on the first anniversary of the date hereof.

Notwithstanding anything herein to the contrary, you and we (and any of your and our respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Debt Financing Letters and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to any Debt Financing Letter, and (ii) neither you nor we shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by the Debt Financing Letters is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

10.         Conflicts of Interest; Absence of Fiduciary Relationship. You acknowledge and agree that:

(a)          each Commitment Party and/or its affiliates and subsidiaries (each an “Arranger Group” and collectively the “Arranger Groups”), in its and their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally

(including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) its and their interests and duties hereunder and (ii) the duties or interests or other duties or interests of another member of such Commitment Party’s Arranger Group,

(b)          each Commitment Party and any other member of such Commitment Party’s Arranger Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to such Commitment Party or any member of its Arranger Group (a “Third Party”), and may retain for such Commitment Party’s or any of its Arranger Group’s own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of any such Arranger Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that, consistent with its policies to hold in confidence the affairs of its customers, each Commitment Party will use its customary policies and procedures, including independence policies and permanent and ad hoc information barriers within such party directed at ensuring that the individual directors, officers and employees involved in the Credit Facilities are not influenced by any such conflicting interest or duty and that any confidential information subject to the terms of Section 9 above received by a Commitment Party from you hereunder is not disclosed or made available to any other client.

(c)          information that is held elsewhere within any Commitment Party or its Arranger Group, but of which none of the individual directors, officers, employees or other individuals having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder,

(d)          no Commitment Party and no other member of its Arranger Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on such Commitment Party’s or its Bank Group’s own account or otherwise) or otherwise carrying on its or their business,

(e)          (i) no Commitment Party nor any of our affiliates has assumed any advisory responsibility or any other obligation in favor of the Company or any of its affiliates except the obligations expressly provided for under the Debt Financing Letters and except as agreed between you and any Commitment Party in a separate engagement letter, (ii) each Commitment Party and its affiliates, on the one hand, and the Company and its affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Company or any of its affiliates rely on, any advisory, fiduciary or agency relationship or any fiduciary or other implied duty on the part of such Commitment Party or any of its affiliates and (iii) each Commitment Party is (and is affiliated with) full service financial firms and as such may effect from time to time transactions for its own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, each Arranger and any other member of its Arranger Group may at any time hold debt or equity securities for our or its own account in the Company). With respect to any securities and/or financial instruments so held by any Commitment Party, any of its affiliates or any of its respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty (and agree that the Commitment Parties shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors) or (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from any Commitment Party’s failure or the failure of any of its affiliates to bring such transactions, activities, investments or holdings to your attention, and

(f)          none of us nor any of our affiliates is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and none of us nor any of our affiliates shall have responsibility or liability to you with respect thereto. Any review by any of us, or on behalf of any of us, of the Company, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

11.         Choice of Law; Jurisdiction; Waivers. The Debt Financing Letters, and any claim, controversy or dispute arising under or related to the Debt Financing Letters (whether in contract or tort), shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law); provided that the interpretation of a “Material Adverse Effect” shall be governed by, and construed in accordance with, the laws applicable in the Province of Québec and the federal Laws of Canada applicable therein. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to the respective address set forth above and further agree that a final judgment in any such suit, action or proceeding shall be conclusive and many be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or any of us may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You and we hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding (whether based upon contract, tort or otherwise) arising out of or relating to the Debt Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby. The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you or any of us, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

12.         Miscellaneous.

(a)          This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

(b)          You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without the prior written consent of each Commitment Party, which may be given or withheld in its sole discretion (and any purported assignment without such consent, at our sole option, shall be null and void). Each of us may at any time and from time to time assign all or any portion of our respective Commitments hereunder to one or more of our affiliates or to one or more Lenders, whereupon we shall be released from the portion of such Commitments hereunder so assigned; provided that such assignment shall not relieve us of our obligation to fund on the Closing Date the portion of such Commitments so assigned to the extent such assignee fails, upon satisfaction or waiver by us of all conditions to the making of the initial extensions of credit on the Closing Date in accordance with the terms of this Commitment Letter, to fund such assigned Commitments on the Closing Date. Any and all obligations of, and services to be provided by, each of us hereunder (including the Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion. You further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you or the Acquired Business (and your and their respective affiliates), or any of the matters contemplated in the Debt Financing Letters.

(c)          This Commitment Letter has been and is made solely for the benefit of you, each of us and the Indemnified Persons and your, each of our and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and each of our agreements contained herein.

(d)          The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder. The Debt Financing Letters supersede all prior understandings and proposals, whether written or oral, between any of us and you relating to any financing or the transactions contemplated hereby and thereby.

(e)          We hereby notify you and, upon its becoming bound by the provisions hereof, each other Credit Party, that pursuant to the requirements of the USA PATRIOT Act, Pub. L. 107-56 (signed into law October 26, 2001) (as amended or reauthorized from time to time, the “Patriot Act”), each of the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address, tax identification number and other information regarding the Credit Parties that will allow such Commitment Party or such Lender to identify the Credit Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Commitment Party and each Lender. You agree that we shall be permitted to share any or all such information with the Lenders.

13.         Amendment; Waiver. This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.

14.         Surviving Provisions. Notwithstanding anything to the contrary in this Commitment Letter, except as set forth in the immediately succeeding sentence: (i) Sections 2, 4, and 6 to and including 15 hereof shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated, and (ii) Sections 4 and 6 to and including 13 hereof shall survive execution and delivery of the Definitive Debt Documents and the consummation of the Transactions. Upon execution and delivery of the Definitive Debt Documents, except as otherwise provided in the immediately preceding sentence, the provisions of this Commitment Letter shall be superseded in their entirety by those set forth in the Definitive Debt Documents.

15.         Acceptance, Expiration and Termination. Please indicate your acceptance of the terms of the Debt Financing Letters by returning to each of us executed counterparts of the Debt Financing Letters not later than 5:00 p.m., New York City time, on October 30, 2013 (the “Deadline”). The Debt Financing Letters are conditioned upon your contemporaneous execution and delivery to each of us, and the contemporaneous receipt by each of us, of executed counterparts of each Debt Financing Letter on or prior to the Deadline. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time. Thereafter, except with respect to any provision that expressly survives pursuant to Section 14, this Commitment Letter (but not the Fee Letter) will terminate automatically on the earliest of (i) the date of termination or abandonment of the Purchase Agreement, (ii) the closing of the Acquisition, (iii) the acceptance by the Target or any of its affiliates (or any of their respective equityholders) of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Business (or any parent company thereof) other than as part of the Transactions, and (iv) 5:00 p.m., New York City time, on the date that is the earlier of (A) the termination date in the Purchase Agreement and (B) December 23, 2013.

[Remainder of page intentionally blank]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JEFFERIES FINANCE LLC

By:	/s/ E.J. Hess
Name: E.J. Hess
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Brendan T. McGuire
Name: Brendan T. McGuire
Title: Senior Vice President

PNC CAPITAL MARKETS LLC

By:	/s/ Ralph A. Phillips
Name: Ralph A. Phillips
Title: Managing Director

Accepted and agreed to as of the
date first above written:

Internap Network Services CorpORATION

By:	/s/ Kevin M. Dotts
Name: Kevin M. Dotts
Title: CFO

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF TERMS OF $350.0 MILLION FACILITIES

Set forth below is a summary of the principal terms of the Term Loan Facility and Revolving Credit Facility and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit A have the meanings set forth elsewhere in this Commitment Letter.

I. Parties
Borrower	Internap Network Services Corporation (the “Borrower”).
Guarantors	Each of the Borrower’s existing or subsequently acquired direct and indirect wholly-owned domestic subsidiaries (other than (a) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues or assets excluded), (b) any subsidiary that is prohibited by applicable law, rule or regulation existing on the Closing Date or by applicable law, rule or regulation or by any contractual obligation existing at the time of acquisition thereof after the Closing Date (to the extent such contractual obligation was not created in contemplation of such acquisition) for so long as such prohibition exists, in each case from guaranteeing the Facilities, or (c) any subsidiary to the extent such subsidiary providing a guarantee which would reasonably be expected to result in an adverse tax consequence to the Borrower and its subsidiaries (including as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower) (collectively, the “Guarantors;” the Borrower and the Guarantors, collectively, the “Credit Parties”).
Joint Lead Arrangers and Joint Bookrunners	Jefferies Finance LLC (“Jefferies Finance”) and PNC Capital Markets LLC (“PNC Capital Markets”) and/or one or more of their respective designees approved by the Borrower (in such capacities, each an “Arranger” and, together, the “Arrangers”). The Arrangers will perform the duties customarily associated with such role.
Syndication Agent	PNC Bank, National Association and/or one or more of its respective designees approved by the Borrower (in such capacity, the “Syndication Agent”). The Syndication Agent will perform the duties customarily associated with such role.
Administrative Agent	Jefferies Finance and/or one or more of its designees approved by the Borrower (in such capacity, the “Administrative Agent”). The Administrative Agent will

Exhibit A-1

perform the duties customarily associated with such role.
Collateral Agent	Jefferies Finance and/or one or more of its designees approved by the Borrower (in such capacity, the “Collateral Agent”). The Collateral Agent will perform the duties customarily associated with such role.
Lenders	A syndicate of banks, financial institutions and other entities (including Jefferies Finance and PNC) (collectively, the “Lenders”) identified by the Arrangers in consultation with the Borrower and, with respect to the Revolving Credit Facility only, subject to the Borrower’s consent (such consent not to be unreasonably withheld, delayed or conditioned).
Closing Date	The date, on or before the date on which the Commitments are terminated in accordance with Section 15 of the Commitment Letter, on which the Acquisition is consummated and the initial funding of the Facilities has occurred (the “Closing Date”).
Loan Documents	The definitive documentation governing or evidencing the Facilities (collectively, the “Loan Documents”).
II. Types and Amounts of Facilities
Term Loan Facility	A senior secured first lien term loan facility in an aggregate principal amount equal to $300.0 million (the “Term Loan Facility”) (the loans thereunder, the “Term Loans”).
The full amount of the Term Loan Facility (other than any Incremental Term Loans) shall be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.
Final Maturity and Amortization of Term Loan Facility	The Term Loan Facility will mature on the date that is 6 years after the Closing Date and will amortize at an annual rate of 1.0% in equal quarterly installments of 0.25% of the original principal amount of the Term Loan Facility, with the balance payable on the sixth anniversary of the Closing Date. The first installment shall be due and payable on the last day of the first full fiscal quarter following the Closing Date. Notwithstanding any of the foregoing, the Loan Documents shall provide the right for individual Lenders under the Term Loan Facility to agree to extend the maturity date of the outstanding Term Loans upon the request of the Borrower and without the consent of any other Lender pursuant to customary procedures to be

Exhibit A-2

agreed (any such loans that have been so extended, the “Extended Term Loans”); it being understood that each Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender in such tranche or tranches; provided, further that it is understood that no existing Lender will have any obligation to commit to any such extension. The terms of the Extended Term Loans shall be substantially similar to the Term Loans except for interest rates, fees, amortization (so long as, prior to the final stated maturity of the Term Loans, the amortization of such Extended Term Loans does not exceed equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Extended Term Loans), final maturity date, provisions requiring optional and mandatory prepayments to be directed first to the non-extended Term Loans prior to being applied to Extended Term Loans and certain other provisions to be agreed, provided that the Extended Term Loans shall not benefit from Guarantees or Collateral that do not also benefit the existing Term Loans, and further provided that other terms of the Extended Term Loans may differ from the Term Loans to the extent such differences do not apply until after the final stated maturity of the Term Loans.

The Administrative Agent and Borrower shall be permitted to effect such amendments to the Loan Documents as may be necessary or appropriate to give effect to the foregoing, including conforming amendments (which may be in the form of an amendment and restatement), without the consent of each Lender, other than the Lenders agreeing to extend such Extended Term Loans.

Incremental Credit Facilities	The Borrower shall have the right to increase the size of the Term Loan Facility and/or the Revolving Credit Facility (x) with respect to the Term Loan Facility, “Incremental Term Loan Commitments” and such new loans, “Incremental Term Loans” and (y) respect to the Revolving Credit Facility, “Incremental Revolving Commitments” and such new loans, “Incremental Revolving Credit Loans”; each of the Incremental Term Loans and Incremental Revolving Credit Commitments may hereinafter be referred to as the “Incremental Facility”), at any time after the Closing Date from willing Lenders and/or eligible assignees up to an aggregate total principal amount not to exceed $50.0 million in the aggregate, subject to the following:

Exhibit A-3

(i) not more than five increases in the size of the Term Loan Facility and/or the Revolving Credit Facility shall occur,

(ii) no default or event of default has occurred and is continuing, or would immediately occur after giving effect to, such Incremental Term Loan Commitments, Incremental Revolving Commitments and the proposed Incremental Term Loans and Incremental Revolving Credit Loans, as applicable,

(iii) the Borrower shall have certified to the Administrative Agent that the full amount of the respective Incremental Term Loans or Incremental Revolving Credit Loans may be incurred without violating the terms of the Facilities,

(iv) the Incremental Term Loans shall have a maturity no earlier than the Term Loan Facility and shall have a weighted average life to maturity no shorter than the Term Loan Facility,

(v) the initial yield (to be defined to include all applicable margin, interest rate floors, upfront fees, original issue discount or similar yield-related discounts, deductions or payments, but excluding any customary arrangement or similar fees in connection therewith that are not paid to all of the Lenders providing the Incremental Term Loans or the Incremental Revolving Credit Loans, as applicable) of the Incremental Term Loans or the Incremental Revolving Credit Loans, as applicable, shall be no greater than 0.50% per annum higher than the yield applicable to the existing Term Loan Facility or the Revolving Credit Facility, as applicable (or, if such initial yield on the Incremental Term Loans or Incremental Revolving Credit Loans, as applicable, exceeds the yield on the existing Term Loan Facility or the Revolving Credit Facility, as applicable, then the interest rate margin for the existing Term Loan Facility or the Revolving Credit Facility, as applicable, shall automatically be increased to equal such initial yield on the Incremental Term Loans or the Incremental Revolving Credit Loans, as applicable, less 0.50%),

(vi)   the Borrower shall be in pro forma compliance with (x) each of the financial maintenance covenants and (y) a ratio equal to 0.25x less than the Closing Date Leverage Ratio (as defined below), in each case, on the date of incurrence and for the most recent determination period after giving effect to such Incremental Term Loan Commitments and the proposed Incremental Term Loans

Exhibit A-4

and other customary and appropriate adjustment events, including certain acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneous with the borrowing of such Incremental Term Loans (assuming, for purposes of pro forma compliance under preceding clause (x) with the maximum consolidated total leverage ratio, that maximum consolidated total leverage ratio permitted at such time was 0.25 to 1.00 below the ratio actually required to be maintained at such time),

(vii) the representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Term Loans or Incremental Revolving Commitments or Incremental Revolving Credit Loans (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of the respective date or for the respective period, as the case may be),

(viii) the terms of the Incremental Term Loan Commitments shall be otherwise reasonably satisfactory in all respects to the Administrative Agent to the extent that such terms, except to the extent set forth above, are not consistent with the Term Loan Facility, and

(ix) any Incremental Revolving Commitment will be documented solely as an increase to the commitments with respect to the Revolving Credit Facility, without any change in terms except as set forth above.

None of the existing Lenders under the Facilities will be required to provide any Incremental Term Loan Commitments or Incremental Revolving Commitments, and any decision whether or not to do so by any such Lender shall be made at the sole discretion of such Lender.

For purposes of this Commitment Letter, unless the context otherwise requires, Incremental Term Loans shall constitute “Term Loans” and shall be subject to the provisions of this Commitment Letter (including mandatory prepayment requirements) to the same extent as Term Loans.

“Closing Date Leverage Ratio” shall mean the ratio on the Closing Date of (i) indebtedness of any of the

Exhibit A-5

Borrower and its subsidiaries on a consolidated basis to (ii) Consolidated EBITDA (to be defined in a manner consistent with the Documentation Principles) of the Borrower and its subsidiaries for the most recently ended four-fiscal quarter period for which financial statements have been delivered.
Revolving Credit Facility	A senior secured first lien revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”) in an aggregate principal amount equal to $50.0 million, the “Revolving Credit Loans” and, together with the Term Loans, the “Loans”). Amounts repaid under the Revolving Credit Facility may be reborrowed.
Maturity of Revolving Credit Facility	The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date (subject to the limitations set forth under the caption “Use of Proceeds” set forth below) and ending on the fifth anniversary of the Closing Date (the “Revolving Credit Termination Date”).
Letters of Credit

A portion of the Revolving Credit Facility not in excess of an amount to be mutually agreed shall be available for the issuance of standby letters of credit (the “Letters of Credit”) by one or more Lenders or affiliates of Lenders to be selected by the Administrative Agent in consultation with the Borrower (each such Lender in such capacity, an “Issuing Lender”), which Letters of Credit shall be risk participated to all Lenders with commitments under the Revolving Credit Facility, to support obligations of the Borrower and its wholly owned subsidiaries reasonably satisfactory to the Issuing Lender. The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. No Letter of Credit shall have an expiration date after the earlier of (i) one year after the date of issuance and (ii) five business days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the immediately succeeding business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing

Exhibit A-6

Lender on a pro rata basis based on their respective Revolving Credit Facility commitments.
Swing Line Loans	A portion of the Revolving Credit Facility not in excess of an amount to be mutually agreed shall be available on same-day notice for swing line loans (the “Swing Line Loans”) from a Lender to be selected by the Administrative Agent in consultation with the Borrower (in such capacity, the “Swing Line Lender”). Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.
Use of Proceeds

The proceeds of the Term Loans borrowed on the Closing Date will be used to finance, in part, the Acquisition, the Refinancing and to pay fees and expenses in connection with the foregoing.

The proceeds of the Revolving Credit Loans will be used (i) on the Closing Date to pay upfront fees (or original issue discount) and expenses in connection with the Facilities (ii) after the Closing Date for the working capital and general corporate purposes of the Borrower and its subsidiaries (including permitted acquisitions, capital expenditures and permitted distributions).

The proceeds of any Incremental Facility will be used by the Borrower for general corporate purposes of Borrower and its subsidiaries (including, without limitation, permitted acquisitions, capital expenditures and permitted distributions).

Letters of Credit will be used to support payment and performance obligations incurred in the ordinary course of business by the Borrower and its subsidiaries.

III. Certain Payment Provisions
Fees and Interest Rates	As set forth on Annex A-I hereto.

Exhibit A-7

Optional Prepayments and Commitment Reductions	Optional prepayments of borrowings under the Facilities and optional reductions of the unutilized portion of the commitments under the Facilities will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (subject to (i) reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR Loans other than on the last day of the relevant interest period and (ii) payments of an amount provided below under the caption “Call Protection on Term Loans”). Voluntary prepayments of the Term Loan Facility shall be applied to remaining scheduled amortization payments as directed by the Borrower.
Mandatory Prepayments and Commitment Reductions	The following amounts will be applied to prepay the Term Loans or, if all Term Loans have then been repaid, to prepay Revolving Credit Loans (or, if none, to cash collateralize Letters of Credit thereunder), without a reduction of the commitments thereunder:
100% of the net cash proceeds of any incurrence of indebtedness after the Closing Date (other than indebtedness permitted under the Loan Documents) by the Borrower or any of its subsidiaries (with additional exceptions to be agreed upon); and

100% of the net cash proceeds in excess of a threshold to be mutually and reasonably agreed of any non-ordinary course sale or other disposition of assets by the Borrower or any of its subsidiaries (including (i) as a result of casualty or condemnation and (ii) any sale of the equity interests in any Guarantor to a non-credit party) (subject to customary exceptions and reinvestment rights, and such other exceptions consistent with the Documentation Principles); and

50% of “excess cash flow” (to be defined in a manner consistent with the Documentation Principles, and in any event, giving dollar-for-dollar credit for voluntary prepayments to the Term Loan Facility and the Revolving Credit Facility, to the extent such prepayments of the Revolving Credit Facility are accompanied by a permanent and concurrent commitment reduction thereunder) for each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2014), with step-downs to be agreed upon based on compliance with a consolidated total leverage ratio to be agreed.

All such mandatory prepayments shall be applied without premium or penalty (except for breakage costs, if any)

Exhibit A-8

and shall be applied in the following order: first, to the next four scheduled unpaid installments of principal of the Term Loan Facility in direct order of maturity and thereafter pro rata to the remaining scheduled installments of principal of the Term Loan Facility and second, to the Revolving Credit Facility (including to cash collateralize Letters of Credit) (without a reduction of the commitments thereunder).
Subject to the reallocation provisions set forth in the Letters of Credit section above, the Revolving Credit Loans will be prepaid and the Letters of Credit will be cash collateralized to the extent such extensions of credit at any time exceed the amount of the commitments in respect of the Revolving Credit Facility.
Call Protection on Term Loans	The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term Loans that occurs on or before the first anniversary of the Closing Date, in an amount not to exceed 1.0% of the principal amount of the Term Loans subject to such Repricing Event. The term “Repricing Event” shall mean (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the Term Loans (as such comparative rates are determined by the Administrative Agent in consultation with the Borrower), and (ii) any amendment to the Term Loan Facility that, directly or indirectly, reduces the “effective” interest rate applicable to the Term Loans (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity), including any mandatory assignment in connection therewith with respect to each Lender that refuses to consent to such amendment, in each case, other than in connection with the occurrence of a Change of Control (to be defined).
IV. Collateral and Guarantees
Collateral	Subject to the limitations set forth below in this section and subject to the Certain Funds Provision, the obligations of each Credit Party in respect of the Facilities and any interest rate hedging obligations of the Borrower owed to a Lender, the Administrative Agent, an Arranger or their respective affiliates or to an entity

Exhibit A-9

that was a Lender, the Administrative Agent, an Arranger or their respective affiliates at the time of such transaction (“Permitted Secured Hedging Obligations”) will be secured by the following: a perfected first priority security interest (subject to permitted priority liens and other mutually agreed exceptions consistent with the Documentation Principles) in substantially all of its tangible and intangible assets, including intellectual property, real property, licenses, permits, intercompany indebtedness (which shall be evidenced by a subordinated promissory note) all of the capital stock of each Credit Party (other than the Borrower) and 65% of the voting stock of each first-tier foreign subsidiary of a Credit Party (other than immaterial foreign subsidiaries) (the items described above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”), except that the Credit Parties shall not be obligated to provide a security interest or perfect the Collateral Agent’s security interests in those assets as to which the Collateral Agent determines the costs of obtaining a security interest are excessive in relation to the value of the security afforded thereby.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property with a value of less than an amount to be agreed and any leasehold interests (other than leasehold interests in respect of certain “company-controlled” data centers on terms to be agreed); (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (except to the extent perfection can be obtained by filing of uniform commercial code financing statements) and commercial tort claims with a value of less than an amount to be agreed; (iii) any lease, license or other similar agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or similar agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code and other applicable laws notwithstanding such prohibition; (iv) any intent to use trademark applications; (v) letter of credit rights and commercial tort claims with a value below an amount to be agreed and (vi) any governmental licenses or state or local franchises, charters and authorizations, to the extent security

Exhibit A-10

interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (the foregoing described in clauses (i) through (vi) are collectively, the “Excluded Assets”).

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Loan Documents; and none of the Collateral shall be subject to other pledges, security interests or mortgages (subject to customary exceptions for financings of this kind to be agreed).

Guarantees	The Guarantors will unconditionally, and jointly and severally, guarantee the obligations of each Credit Party in respect of the Facilities and, to the extent requested by the Arrangers the Permitted Secured Hedging Obligations (the “Guarantees”). Such Guarantees will be in form consistent with the Documentation Principles. All Guarantees shall be guarantees of payment and performance, and not of collection.
V. Other Provisions
Documentation Principles	The Loan Documents (a) shall be consistent with the Commitment Letter and the Fee Letter, will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default referred to in Section 1 of the Commitment Letter (subject to modification in accordance with the “market flex” provisions of the Fee Letter) and consistent with credit agreement terms customary and usual for facilities and transactions of this type (but in no event shall include any modifications to the conditions to borrowing), and (b) shall be negotiated in good faith by the Borrower and the Arrangers giving due regard to (i) the terms set forth in loan documents for a precedent transaction reasonably acceptable to the Arrangers, (ii) the business of the Borrower and its subsidiaries, (iii) the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries, businesses and business practices, and the Projections delivered to the Arrangers prior to the date of the Commitment Letter, (iv) the general trends and risks affecting the industry of the Borrower and its subsidiaries, and (v) the prevailing market conditions at the time of syndication of the Facilities. This paragraph and the provisions herein are referred to as the “Documentation Principles”.
Representations and Warranties	Limited to the following (to be applicable to the Borrower and its subsidiaries only): organization, status and powers; due authorization, execution, delivery and

Exhibit A-11

enforceability of Loan Documents; no conflicts; financial statements, projections and other information; no material adverse effect; ownership of properties; intellectual property; equity interests and subsidiaries; litigation and compliance with laws (including laws regulating the Borrower’s business and industry and other regulatory matters) and governmental approvals; organizational documents; enforceability and non-violation of material contractual obligations; federal reserve regulations; the Patriot Act; OFAC; Corruption of Foreign Public Officials Act (Canada); the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); Canadian Sanctions (as defined in Annex I to Exhibit B); Investment Company Act of 1940, as amended, and other laws restricting incurrence of debt; use of proceeds; taxes; accuracy and completeness of disclosure; solvency; labor matters; employee benefit plans and ERISA; environmental matters; FCC permits and FCC matters; insurance; security documents and creation, validity, perfection and priority of security interests in the Collateral (subject to permitted liens); acquisition documents; status of the Facilities as senior debt; and anti-terrorism laws, money laundering activities and dealing with embargoed persons; subject in the case of each of the foregoing representations and warranties, to customary exceptions, qualifications and baskets, including for materiality to be agreed consistent with the Documentation Principles.

The representations and warranties will be required to be made in connection with each extension of credit (including the extension of credit on the Closing Date, subject to the Certain Funds Provision).

Conditions Precedent to all Borrowings (except on the Closing Date):	Except with respect to borrowings and other credit extensions on the Closing Date, each borrowing and each other extension of credit shall be subject only to the following conditions precedent: (i) delivery of notice of borrowing or request for issuance of letter of credit; (ii) accuracy of representations and warranties in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)); and (iii) the absence of defaults or events of default at the time of, or immediately after giving effect to the making of, such extension of credit.
Affirmative Covenants	Limited to the following (to be applicable to the Borrower and its subsidiaries): delivery of annual and quarterly financial statements (and in connection with the

Exhibit A-12

annual financial statements, an annual audit opinion from a nationally recognized auditor that is not subject to any qualification as to “going concern” or scope of the audit), annual budget, MD&A, accountants’ letters, projections, officers’ certificates and other information requested by the Administrative Agent; notices of default under the Facilities, litigation and other material events; existence; maintenance of business and properties; maintenance of insurance; payment and performance of obligations and taxes; employee benefits and ERISA; maintaining books and records; access to properties and inspections; use of proceeds; compliance with laws (including environmental laws, FCC and other regulatory matters); environmental reports; additional collateral and additional guarantors; inspection rights; communications authorizations; further assurances, information regarding Collateral; including as to security; regulatory matters; annual lender conference calls; and using commercially reasonable efforts (including, in all events, applying to maintain each credit rating and paying all usual and customary fees and expenses to each of S&P and Moody’s with respect to each credit rating) to maintain public ratings, in each case, without regard to the level of such ratings; subject, in the case of each of the foregoing covenants, to customary exceptions, qualifications and baskets to be agreed consistent with the Documentation Principles.
Negative Covenants	Limited to the following (to be applicable to the Borrower and its subsidiaries): indebtedness (including mandatorily redeemable equity interests, guarantees and other contingent obligations); liens; sale and leaseback transactions; investments (including permitted acquisitions, loans, etc.), loans and advances; asset sales; mergers, acquisitions, consolidations, liquidations and dissolutions; dividends and other payments in respect of equity interests and other restricted payments; transactions with affiliates; prepayments, redemptions and repurchases of other indebtedness; modifications of organizational documents, acquisition documents, debt instruments and certain other documents; capital expenditures; limitations on certain restrictions on subsidiaries; limitations on issuance of disqualified capital stock; limitations on business activities; fundamental changes; limitations on accounting changes; changes in fiscal year; use of proceeds; no further negative pledges and anti-terrorism laws, money-laundering activities and dealing with embargoed persons. Additional limitations shall be imposed on non-Credit Parties and on transactions between Credit Parties and non-Credit Parties in accordance with the

Exhibit A-13

Documentation Principles.

The negative covenants will be subject, in the case of each of the foregoing covenants to customary exceptions, qualifications and “baskets” consistent with the Documentation Principles, including an available amount basket (the “Available Amount Basket”) that will consist of, without duplication, (a) retained excess cash flow, plus (b) the net cash proceeds of equity issuances and capital contributions (other than disqualified capital stock), plus (c) the net cash proceeds of sales of investments made with the Available Amount Basket. The Available Amount Basket may be used for investments and capital expenditures; provided, that (i) no default or event of default has occurred or is continuing or shall exist immediate as a result therefrom, (ii) the Borrower shall be in compliance with a pro forma consolidated total leverage ratio to be agreed and (iii) delivery of an officer’s certificate to the Administrative Agent certifying as to compliance the foregoing.

Financial Covenants

Limited to a maximum consolidated total leverage ratio and minimum interest coverage ratio, in each case (i) with the definitions and applicable levels and ratios to be agreed consistent with the Documentation Principles, (ii) with accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with generally accepted accounting principles in the United States, and (iii) which shall be tested on the last day of each fiscal quarter and set at levels to reflect a 25% non-cumulative cushion from consolidated EBITDA in a financial model to be provided to the Arrangers and reasonably satisfactory to the Arrangers.

The foregoing financial covenants will be tested with respect to Borrower and its subsidiaries on a consolidated basis, with the first covenant test to commence with the first full fiscal quarter ending after the Closing Date.

Events of Default	Limited to the following (to be applicable to the Borrower and its subsidiaries): nonpayment of principal when due; nonpayment of interest, fees or other amounts after a three business days grace period; inaccuracy of representations and warranties in any material respect; violation of covenants; cross-default and cross-acceleration under material agreements and material indebtedness; bankruptcy and insolvency events; material judgments; material ERISA events; actual or asserted invalidity or impairment of guarantees, security documents or any other Loan Documents (including the

Exhibit A-14

failure of any lien on any material portion of the Collateral to remain perfected with the priority required under the Loan Documents); and a “Change of Control” (to be defined); subject to customary threshold, notice and grace period provisions, and other exceptions to be mutually and reasonably agreed consistent with the Documentation Principles.
Equity Cure Rights	In the event that the Borrower fails to satisfy the financial covenants, the Loan Documents will contain certain equity cure rights pursuant to which, subject to the terms and conditions thereof to be agreed consistent with the Documentation Principles, the proceeds of common equity or “preferred equity (other than disqualified stock (to be defined)) contributions directly or indirectly to the Borrower (“Equity Cure Contributions”) shall be treated on a dollar-for-dollar basis as EBITDA of the Borrower solely for purposes of retroactively curing the default(s) under such financial covenants; provided that (i) in each four fiscal quarter period, there shall be a period of at least two consecutive fiscal quarters in respect of which no Equity Cure Contributions are made, (ii) no more than four Equity Cure Contributions may be made during the term of the Facilities, (iii) the amount of any Equity Cure Contributions in any fiscal quarter shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants as at the end of such fiscal quarter, (iv) any reduction in indebtedness with the proceeds of any Equity Cure Contribution shall be ignored for purposes of determining compliance with financial covenants and (v) all Equity Cure Contributions shall be disregarded for all purposes other than retroactively curing defaults under the financial covenants, including being disregarded for purposes of determining any baskets with respect to the covenants contained in the Loan Documents.
Voting	Amendments and waivers with respect to the Loan Documents will require the approval of Lenders (that are not defaulting Lenders) holding not less than a majority of the aggregate principal amount of the Loans including participations in Swing Line Loans and Letters of Credit and unused commitments under the Facilities (the “Required Lenders”) (with certain amendments and waivers also requiring class votes), except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity of any Loan, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee or other amount payable or extensions of any due date thereof, (c) increases in the

Exhibit A-15

amount or extensions of the expiration date of any Lender’s commitment or (d) modifications to the assignment provisions of the Loan Documents that further restrict assignments thereunder and (ii) the consent of 100% of the Lenders shall be required with respect to (a) reductions of any of the voting percentages or pro rata provisions, (b) releases of all or substantially all of the value of the guarantees of the Guarantors or of all or substantially all of the Collateral (other than in connection with permitted asset sales or other disposition) or (c) assignments by any Credit Party of its rights or obligations under the Facilities.
Assignments and Participations

The Lenders shall be permitted to assign and sell participations in their loans and commitments, subject, in the case of assignments (other than assignments to another Lender, an affiliate of a Lender or an “approved fund” (to be defined in the Loan Documents)), to the consent of (x) the Administrative Agent, (y) with respect to the Revolving Credit Facility only, the Issuing Lender and Swing Line Lender and (z) so long as no default or event of default has occurred and is then continuing, the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned; provided that the Borrower shall be deemed to have consented to such assignment if the Borrower has not otherwise rejected in writing such assignment within ten (10) business days of the date on which such assignment is requested; provided further that, neither the Term Loan Facility nor the Revolving Credit Facility shall be participated or assigned to any natural person. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1.0 million with respect to Term Loans and $2.5 million with respect to the Revolving Credit Facility. Assignments will be made by novation and will not be required to be pro rata among the Facilities. The Administrative Agent shall receive an administrative fee of $3,500 in connection with each assignment unless otherwise agreed by the Administrative Agent.

Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions, and will be subject to customary limitations on voting rights (as mutually agreed)

Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facilities only upon request.

The Loan Documents shall contain customary provisions

Exhibit A-16

(as reasonably determined by the Administrative Agent) for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least a majority of the aggregate principal amount of the Loans including participations in Letters of Credit and Swing Line Loans and unused commitments under the Facilities shall have consented thereto.

In addition, the Loan Documents shall provide that the Term Loans may be purchased by the Borrower on a non-pro rata basis through Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided that (i) any such Term Loans acquired by the Borrower shall be retired and cancelled immediately upon acquisition thereof, (ii) the Borrower must provide a customary representation and warranty to the effect that it is not in possession of any non-public information with respect to the business of the Borrower or any of its subsidiaries at the time of such purchase that has not been disclosed generally to private side lenders that could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign the Term Loans, (iii) the Term Loans may not be purchased with the proceeds of loans under the Revolving Credit Facility, (iv) no default or event of default shall exist or result therefrom, (v) the Borrower shall have liquidity not less than an amount to be agreed, and (vi) any such Term Loans acquired by the Borrower shall not be deemed a repayment of the Term Loans for purposes of calculating excess cash flow or otherwise deemed to increase EBITDA

Defaulting Lenders

The Loan Documents shall contain customary provisions relating to “defaulting” Lenders consistent with the Documentation Principles, including provisions relating to providing cash collateral to support Swing Line Loans or Letters of Credit, the suspension of voting rights and of rights to receive certain fees, and termination or assignment of commitments or Loans of such Lenders.

Cost and Yield Protection	Each holder of Loans and each Issuing Lender will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, taxes (including gross-up provisions for withholding taxes imposed by any governmental authority and income taxes associated with all gross-up payments), changes in liquidity or

Exhibit A-17

capital requirements, guidelines or policies or their interpretation or application after the Closing Date (including, for the avoidance of doubt (and regardless of the date adopted or enacted), with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III)), illegality, change in circumstances, reserves and other provisions reasonably deemed necessary by the Administrative Agent to provide customary protection for U.S. and non-U.S. financial institutions and other lenders, subject to, in the case of each of the foregoing, the right to replace lenders claiming such cost and interest rate protection, customary notice and tolling provisions, mitigation requirements, certification requirements and other exceptions to be mutually and reasonably agreed upon.
Expenses	The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent and Arrangers associated with the syndication of the Facilities and the preparation, negotiation, execution, delivery, filing and administration of the Loan Documents and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of external counsel and consultants) and (ii) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Arrangers, any other agent appointed in respect of the Facilities and the Lenders (including disbursements and other charges of consultants related thereto) in connection with the enforcement of, or protection and preservation of rights under, the Loan Documents (but limited, in the case of legal fees and expenses, to one firm for the Arrangers, Administrative Agent and the Collateral Agent and one firm for the Lenders taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and one special regulatory counsel in respect of any relevant regulations, in each case, for all such persons and, solely in the case of any conflict of interest, one additional local counsel to all affected persons taken as a whole)).
Indemnification	The Loan Documents will contain customary indemnities consistent with the Documentation Principles for (i) the

Exhibit A-18

Arrangers, the Collateral Agent the Administrative Agent and the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above (other than as a result of such person’s (or any of such person’s subsidiaries’, officers’, directors’, employees’ or controlling persons’) gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final ruling.
Governing Law and Forum	The Loan Documents will be governed by New York law and will provide for the Credit Parties to submit to the exclusive jurisdiction and venue of the Federal and state courts of the State of New York.
Counsel to Jefferies Finance, as an Arranger, the Collateral Agent and the Administrative Agent	Jones Day, with McCarthy Tétrault LLP (Canada) acting as local counsel.

* * *

Exhibit A-19

ANNEX A-I TO EXHIBIT A
TO COMMITMENT LETTER

Interest and Certain Fees

Interest Rate Options	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:
(i) the Base Rate plus the Applicable Margin; or
(ii) Adjusted LIBOR plus the Applicable Margin; provided that all Swing Line Loans will be Base Rate Loans.
The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR Loans (as defined below).
As used herein:

“Applicable Margin” means:

(A) with respect to Revolving Credit Loans, (i) 3.00%, in the case of Base Rate Loans and (ii) 4.00%, in the case of Adjusted LIBOR Loans; and

(B) with respect to Term Loans, (i) 3.25%, in the case of Base Rate Loans and (ii) 4.25%, in the case of Adjusted LIBOR Loans.

“Base Rate” means the highest of (i) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (ii) the federal funds effective rate from time to time, plus 0.50%, (iii) Adjusted LIBOR for a one-month interest period plus 1.00% and (iv) 2.00%.

“Adjusted LIBOR” means the higher of (i) the rate per annum (adjusted for statutory reserve requirements for Eurocurrency liabilities) at which Eurodollar deposits are offered in the interbank Eurodollar market for the applicable interest period, as quoted on Reuters Screen LIBOR01 Page (or any successor page or service) and (ii) in respect of the Term Loans only, 1.00%.

Interest Payment Dates	With respect to Loans bearing interest based upon Adjusted LIBOR (“Adjusted LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period and on the applicable maturity date.

Annex A-I-1

Unutilized Commitment Fee	The Borrower shall pay a commitment fee calculated at the rate of 0.50% per annum, on the average daily unused portion of the Revolving Credit Facility, payable quarterly in arrears. For purposes of the commitment fee calculations only, Swing Line Loans shall not be deemed to be a utilization of the Revolving Credit Facility.
Letter of Credit Fees	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Credit Loans made or maintained as Adjusted LIBOR Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.
In addition to letter of credit commissions, a fronting fee calculated at a rate per annum to be agreed upon by the Borrower and the Issuing Lender on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary (as determined by the Issuing Lender) administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.
Default Rate	Upon the occurrence and during the continuance of a payment or bankruptcy event of default, all overdue principal, interest, fees and other amounts outstanding under the Facilities shall bear interest at 2.00% above the rate applicable to Base Rate Loans and shall be payable on demand.
Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans, the interest rate payable on which is then based on the Prime Rate) for the actual number of days elapsed (including the first day but excluding the last day).

* * *

Annex A-I-2

EXHIBIT B TO COMMITMENT LETTER

CLOSING CONDITIONS

Capitalized terms used but not defined in this Exhibit B have the meanings assigned to them elsewhere in this Commitment Letter. The closing of the Facilities and the making of the initial loans and other extensions of credit under the Facilities are conditioned upon satisfaction of the conditions precedent contained in Section 3 of this Commitment Letter and those identified below.

1.          Concurrent Financings. The Definitive Debt Documents shall be prepared by our counsel, shall be consistent with the Documentation Principles and the Debt Financing Letters shall have been executed and delivered by the Borrower and the Guarantors to the Administrative Agent; provided that this condition is subject to the Certain Funds Provision. The Collateral Agent, for the benefit of the Lenders under the Facilities and the other secured parties thereunder, shall have been granted perfected first priority security interests in all assets of the Credit Parties to the extent described in Exhibit A to this Commitment Letter under the caption “Collateral” in form and substance satisfactory to the Collateral Agent; provided that this condition is subject to the Certain Funds Provision. The Debt Financing Letters shall be in full force and effect.

2.          Transactions. The Transactions shall have been consummated or will be consummated concurrently with or immediately following the borrowing of the Term Loans, and the receipt by the Acquiror of the proceeds of the foregoing, and the Target shall have become, or will contemporaneously on the Closing Date become, a wholly-owned subsidiary of the Borrower. The executed Purchase Agreement, to be dated as of the date hereof (as amended in accordance with the terms of this Commitment Letter and together with the annexes, schedules, exhibits and attachments thereto and the transition plan executed in connection therewith, the “Purchase Agreement”), among you, the Acquired Business and the Seller shall be in form and substance reasonably acceptable to Jefferies Finance, acting in consultation with PNC Capital Markets (and Jefferies Finance and PNC Capital Markets each acknowledges as to itself that the Purchase Agreement provided to it as of the date hereof is acceptable to it), and the Purchase Agreement shall not have been amended, modified or waived in any manner materially adverse to the Lenders or the Arrangers in their respective capacities as such without the consent of Jefferies Finance, acting in consultation with PNC Capital Markets (it being understood and agreed that (1) any decrease in the per share consideration paid in an amount less than 10% shall be deemed to be adverse to the interest of the Lenders and the Arrangers unless such decrease is utilized to reduce the Term Loan Facility, (2) any decrease in the per share consideration paid in an amount equal to or greater than 10% shall be deemed to be adverse to the interest of the Lenders and the Arrangers (3) any change to the definition of “Material Adverse Effect” or similar definition shall be deemed to be adverse to the interests of the Lenders and the Arrangers, and (4) any modifications to any of the provisions relating to the Administrative Agent’s, the Collateral Agent’s, the Arrangers’ or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Purchase Agreement shall be deemed to be adverse to the interests of the Lenders and the Arrangers).

3.          Refinancing of Existing Debt. Concurrently with the consummation of the Acquisition, the Refinancing shall have been consummated, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been (or concurrently with the initial funding of the Facilities will be) terminated or released. Immediately after giving effect to the Transactions, the Company shall have outstanding no indebtedness or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than (i) the indebtedness in respect of the Debt Financing, (ii) such other indebtedness as may be reasonably agreed by us, (iii) capital lease obligations of the Borrower or the Target in existence on the date hereof and reflected in Borrower’s or the Target’s consolidated balance sheets for the fiscal quarter ended September 30, 2013 and (iv) additional capital

Exhibit B-1

lease obligations of the Borrower incurred after the date hereof in the ordinary course of business in an aggregate amount not to exceed $5.0 million.

4.          Financial Information. We shall have received (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquiror and the Acquired Business for the last three full fiscal years ended at least 90 days prior to the Closing Date, (B) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquiror and the Acquired Business for each subsequent interim quarterly period ended at least 45 days prior to the Closing Date (and the corresponding period for the prior fiscal year), (C) a pro forma consolidated balance sheet and related pro forma consolidated statement of income (but not a pro forma statement of cash flows) of the Borrower and its subsidiaries (after giving effect to the Acquisition and the other Transactions) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 90 days prior to the Closing Date (if such period is a fiscal year) or at least 45 days prior to the Closing Date (if such period is a fiscal quarter), prepared after giving effect to the Acquisition and other Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income) and (D) projections (including the assumptions on which such projections are based) for the Company for fiscal years 2013 through and including 2018, including projections on a quarterly basis for the first eight fiscal quarters occurring after the Closing Date.

5.          Marketing Period. The Arrangers shall have been afforded a period (the “Marketing Period”) of at least 10 consecutive business days prior to the Closing Date (ending on the business day no later than the business day immediately prior to the Closing Date) following receipt of the Confidential Information Memorandum; provided, that (x) such 10 consecutive business day period shall not include any days commencing on and including November 25, 2013 to and including November 29, 2013 and (y) the Marketing Period shall end on or before December 20, 2013.

6.          Payments. All costs, fees, expenses (including reasonable and documented legal fees and out-of-pocket expenses and recording taxes and fees) and other compensation and amounts contemplated by the Debt Financing Letters or otherwise payable to us, the Lenders or any of our or their respective affiliates pursuant to the Commitment Letter that are due and payable on the Closing Date, shall have been (or concurrently with the initial funding of the Facilities will be) paid to the extent due and payable in accordance with the terms, respectively, thereof.

7.          Customary Closing Documents. Delivery of the following customary documents required to be delivered under the Definitive Debt Documents, consistent with the Documentation Principles: customary lien, litigation and tax searches, customary legal opinions, corporate records and documents from public officials and officers’ certificates, payoff letters and lien releases shall have been delivered. In addition, you shall have delivered (a) at least five business days prior to the Closing Date, all documentation and other information required by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act as has been reasonably been requested in writing at least ten days prior to the Closing Date by such Lenders, (b) a certificate from the chief financial officer of the Borrower in a customary form reasonably satisfactory to Jefferies Finance certifying that the Borrower and its subsidiaries on a consolidated basis immediately after giving effect to the Transactions are solvent and (c) a customary borrowing notice.

8.          Accuracy of Representations and Warranties. Subject to the Certain Funds Provision, the representations and warranties in the Loan Documents shall be true and correct in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)).

Exhibit B-2

9.          OFAC and Sanctions Representation. The Arrangers shall be satisfied that each of the representations in Annex I to this Exhibit B is true and correct in all respects.

Exhibit B-3